SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                   FORM 8-K

                                CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of
                       Securities Exchange Act of 1934
                               ________________


Date of Report (Date of earliest event reported)  October 24 1995

                               ________________



                            SINECURE FINANCIAL CORP.
          (Exact name of registrant as specified in its charter)



             COLORADO             33-20863     95-4143708

  (State of other jurisdiction     (Commission   (IRS Employer
of incorporation or organization)  File Number) Identification
                                                     No.)



        3120 Cohasset Rd.
        Suite 10
        Chico, California                             95926
(Address of principal executive offices)             (Zip Code)


Registrant's telephone number, including area code:  916-898-9550
                            ________________



(Former name or former address, if changed since last report)





ITEM 5.   OTHER EVENTS


     On October 24, 1995, Sinecure Financial Corp. ("SFC") entered into a non-binding letter of intent to sell the net assets of Team Players Inc. ("TPI"), a chain of seven sports bar/billiards establishments to American Recreation Centers, Inc. ("ARC"). ARC is the largest public company in the United States whose principal business is bowling. ARC operates 40 bowling centers with 1,592 lanes in six states.

     Although the exact terms of the transaction have not been finalized, Sinecure will receive approximately 260,000 shares of restricted ARC common stock valued at approximately $1.6 million plus cash for liquor licenses, inventories, and cash on hand at closing. In addition, over the next three years Sinecure will receive additional ARC stock based upon a multiple of actual cash flows resulting from the acquired businesses.

     The transaction is subject to further due diligence, and upon completion, a definitive agreement is expected to be signed with a closing date in early December.

     It is intended that the management staff of Sinecure will be the operating officers of this newly formed ARC subsidiary during the earn-out period.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

     1. Non-binding letter of intent dated October 24, 1995 as described above in Item 5 of this report.

     2.   Press Release dated November 3, 1995.



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

                              SINECURE FINANCIAL CORP.
                                    (Registrant)



                              Jeffrey L. Hilgert
                              President


Dated: November 6, 1995